UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
Current Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 26, 2006
CARDIOGENESIS CORPORATION
(Exact name of registrant as specified in its charter)

California (State or other jurisdiction of incorporation)	000-28288 (Commission File Number)	77-0223740 (IRS Employer Identification No.)
26632 Towne Centre Drive, Suite 320
Foothill Ranch, CA 92610
(Address of principal executive offices, including zip code)
Registrant’s telephone number, including area code: (714) 649-5000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04 Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement.
Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing
SIGNATURE

Item 2.04 Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement.
     As described in Item 3.01 below, Cardiogenesis Corporation (the “Company”) has been notified that its common stock will be delisted from the OTC Bulletin Board on or about May 31, 2006. Pursuant to the terms of the Company’s Secured Convertible Term Note, dated October 26, 2004, in favor of Laurus Master Fund, Ltd. (the “Note”), an “Event of Default” under the Note includes a suspension of trading of the Company’s common stock on the OTC Bulletin Board which remains uncured within thirty (30) days of notice of the suspension. To the extent that the delisting is deemed a “suspension of trading” and the Company is unable to have its common stock listed on the OTC Bulletin Board within such thirty day period, the Company will be in default of its obligations under the Note.
     If an event of default occurs under the Note, interest on the Note will accrue at the default rate which is the then current prime rate plus 12% per annum until the default is cured. In addition, the holder of the Note will have the right to accelerate the Note and declare it immediately due and payable and exercise its rights as a secured creditor under applicable law and the security agreement with the Company, including the right to foreclose upon the assets of the Company securing the Note, which constitute substantially all of the Company’s assets.
     In order to mitigate the financial consequences of any possible default, on or about May 23, 2006, the Company repaid approximately $2,417,000 of the outstanding principal amount of the Note out of the restricted cash account created for the benefit of Laurus and the Company. In connection with the repayment, the Company was required to pay a prepayment penalty (equal to 20% of the amount to be repaid) out of the Company’s unrestricted cash.
     After giving effect to the above-referenced repayment, the current outstanding principal balance of the Note is approximately $1,770,000.
Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing
     As previously announced, on April 21, 2006, the OTC Bulletin Board added an “E” to the end of the ticker symbol for the Company due to the failure of the Company to file its required periodic reports with the SEC. The Company has been unable to file its 10-K for the year ended December 31, 2005 and its 10-Q for the quarter ended March 31, 2006, because it is working to resolve an issue raised in a comment letter from the Division of Corporate Finance of the SEC. The Company continues to diligently work with its present and former independent auditors to resolve outstanding issues and file any delinquent periodic reports with the SEC in a timely fashion, but due to the complexity surrounding the issues, the Company is unable to predict the timing of the resolution of any outstanding issues arising out of the SEC’s comment letter.
     Pursuant to the rules of the OTC Bulletin Board, the company was granted a thirty day grace period following the date that the symbol change appears on the OTC Bulletin Board Daily Listing (April 19, 2006) to correct any delinquency. Because the Company has been unable to resolve the SEC comment letter issues and file the delinquent Form 10-K and Form 10-Q, the

Company has been notified that its common stock will be delisted from the OTC Bulletin Board on or about May 31, 2006.
     At such time as the Company is able to file its delinquent periodic reports with the SEC and resolve any outstanding issues arising from the SEC’s comment letter, the Company intends to seek reinstatement of trading on the OTC Bulletin Board.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CARDIOGENESIS CORPORATION (Registrant)
Date: May 26, 2006	By:	/s/ William Abbott
William Abbott, Chief Financial Officer

	By:	/s/ Joseph Kletzel
Joseph Kletzel, interim Chief Operating Officer